Exhibit 99.1

NEWS

For Release January 11, 2006 at 5:30 a.m. PST:

WJ Communications Announces New Board Member

SAN JOSE, CALIFORNIA January 11, 2006 - WJ Communications, Inc. (NASDAQ-WJCI), a leading designer and supplier of RF solutions for the wireless infrastructure and RFID reader markets, today announced the appointment of Herald Y. Chen to its Board of Directors, effective immediately.  The Company also announced that Jan Loeber has resigned from his position as a member of the Board of Directors of WJ Communications for personal reasons.

Mr. Chen is currently a Managing Director of Fox Paine & Company, LLC, a United States private equity firm based in the San Francisco area, where he also served as CEO of ACMI Corporation, a former Fox Paine portfolio company.  Previously, Mr. Chen was co-founder and CFO of Jamcracker, Inc., an on-demand, infrastructure software and services company.   Prior to joining Jamcracker, Inc., he was an investment professional at Kohlberg Kravis Roberts & Company, and Goldman, Sachs & Co.  Mr. Chen received his B.S. in both Mechanical Engineering and in Finance, from the University of Pennsylvania and his M.B.A. from Stanford’s Graduate School of Business.

“We are pleased to welcome Herald to our Board of Directors.  Herald’s strong technological background, coupled with his extensive experience in business and finance will serve to help improve the Company’s growth and profitability,” said Bruce Diamond, Chief Executive Officer and President of WJ Communications.  “We look forward to his contributions to our Board of Directors.”

About WJ Communications

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), broadband cable, and defense and homeland security. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com or call 408-577-6200.

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401 River Oaks Parkway, San Jose, CA 95134     Phone:  800-WJ1-4401     Fax:  408-577-6621

All trademarks used, referenced, or implicitly contained herein are used in good faith and highlighted to give proper public recognition to their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements including statements as to the plans and objectives of management for the future operations, and statements as to the Company’s expectation regarding the future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the growth in the wireless infrastructure market, the timing and the rate of deployment of 2.5G and 3G systems, the Company’s Risk Factors as contained in the Form 10-K for year ended 2004 and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

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WJCI Contacts:

Editorial and PR: Leah McLean, Ph: 408-577-6411	Financial: Rainer Growitz, Ph: 408-577-6268
Email: leah.mclean@wj.com	Email: rainer.growitz@wj.com